As filed with the Securities and Exchange Commission on November 6, 2006

Registration No. 333-46910

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAUPPAUGE DIGITAL INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3227864
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number

91 Cabot Court

Hauppauge, New York 11788

(631) 434-1600

(Address of principal executive offices)

Hauppauge Digital Inc. Employee Stock Purchase Plan

(Full title of plan)

Mr. Kenneth Plotkin

Chairman of the Board and

Chief Executive Officer

Hauppauge Digital Inc.

91 Cabot Court

Hauppauge, New York 11788

(Name and address of agent for service)

(631) 434-1600

(Telephone number, including area code, of agent for service)

Copies to:

Herbert W. Solomon, Esq.

Meltzer, Lippe, Goldstein & Breitstone, LLP

190 Willis Avenue

Mineola, New York 11501

(516) 747-0300

Fax (516) 747-0653

Title of securities to be registered	Amount to be registered(a)(b)	Proposed maximum offering price per share(c)	Proposed price maximum aggregate offering price(c)	Amount of registration fee(c)

Common Stock par value $.01 per share	420,000	$5.30	$848,000	$90.74

(a)

Includes 260,000 shares of the registrants’ common stock, par value $.01 per share (the “Common Stock”) of which 100,000 shares were registered in the original registration statement filed September 29, 2000, 80,000 shares added in a Post-Effective Amendment No. 1 filed December 4, 2002, and 80,000 additional shares were added in Post Effective Amendment No. 2 filed December 17, 2004. In addition, includes 160,000 additional shares which are being added in this Post-Effective Amendment No. 3. The Employee Stock Purchase Plan (the “Plan”) for 100,000 shares was approved and adopted by Hauppauge Digital Inc.’s (the “Company” or “Registrant”) board of directors on May 9, 2000 and approved by the Company’s shareholders on July 18, 2000. On September 6, 2002 the shareholders of the Company approved a resolution by the board of directors, adopted on May 1, 2002, increasing the number of shares under the Plan to 180,000 shares and extending the effective date of the Plan from December 31, 2003 to December 31, 2004. On September 27, 2004 the shareholders of the Company approved a resolution by the board of directors adopted on July 21, 2004, increasing the number of shares under the Plan to 260,000 and extending the effective date of the Plan to December 31, 2006. On May 25, 2006 the board of directors adopted a resolution to increase the number of shares under the plan to 420,000 and to extend the termination date to December 31, 2010. On October 17, 2006 the shareholders of the Company approved this resolution. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(b)

The registration statement shall also cover any additional shares of the Registrant’s Common Stock issued pursuant to the Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transactions effective without the receipt of consideration which results in an increase in the Registrant’s outstanding shares of Common Stock.

(c)

Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon the closing price of the Common Stock as reported on the NASDAQ National Market on November 1, 2006. The registration fee is being paid solely with respect to the additional 160,000 shares being registered hereunder and the aggregate offering price and amount of registration fee is set forth only for such 160,000 additional shares. A registration fee of $190.35 was previously paid with respect to the 260,000 shares previously registered and such fees heretofore paid are not included in this table.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

Incorporation by Reference of Previous Registration Statement.

Pursuant to General Instruction E of Form S-8, the registrant is filing this registration statement with the Securities and Exchange Commission (the “Commission”) to register an additional 160,000 shares of the registrant’s Common Stock, under the Plan. Pursuant to General Instruction E, the contents of the registrant’s registration statement on Form S-8 (File No. 333-46910) filed on September 29, 2000, as amended by Post-Effective Amendment No. 1, and as amended by Post-Effective Amendment No. 2 are hereby incorporated by reference into this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

4.1	Hauppauge Digital Inc. Employee Stock Purchase Plan. (Previously filed.)

4.1.1	Amendment to Hauppauge Digital Inc.’s Employee Stock Purchase Plan. (Previously filed.)

4.1.2	Second Amendment to Hauppauge Digital Inc. Employee Stock Purchase Plan. (Previously filed)

4.1.3	Third Amendment to Hauppauge Digital Inc. Employee Stock Purchase Plan

5.1	Opinion of Meltzer, Lippe, Goldstein & Breitstone, LLP as to the legality of the securities being offered.

23.1	Consent of BDO Seidman, LLP.

23.3	Consent of Meltzer, Lippe, Goldstein & Breitstone, LLP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Hauppauge, State of New York, on November 2, 2006.

HAUPPAUGE DIGITAL INC.

By: /s/ Kenneth Plotkin	By: /s/ Gerald Tucciarone
Kenneth Plotkin, Chief Executive Officer, Chairman of the Board,	Gerald Tucciarone, Treasurer and Chief Financial Office
Vice President of Marketing and Principal Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this registration has been signed below by the following persons on behalf of the Company and in the capacities and as of the date indicated above.

/s/ Kenneth Plotkin
Kenneth Plotkin - Director

/s/ Bernard Herman
Bernard Herman - Director

/s/ Robert S. Nadel
Robert S. Nadel - Director

/s/ Christopher G. Payan
Christopher G. Payan - Director

/s/ Neal Page
Neal Page - Director

/s/ Seymour G. Siegel
Seymour G. Siegel - Director

EXHIBIT INDEX

Exhibit Number	Description
- - - - - - - - - - -	- - - - - - - - -

4.1	Hauppauge Digital Inc. Employee Stock Purchase Plan. (Previously filed.)

4.1.1	Amendment to Hauppauge Digital Inc. Employee Stock Purchase Plan. (Previously filed.)

4.1.2	Second Amendment to Hauppauge Digital Inc. Employee Stock Purchase Plan (previously filed)

4.1.3	Third Amendment to the Hauppauge Digital Inc. Employee Stock Purchase Plan

5.1	Opinion of Meltzer, Lippe, Goldstein & Breitstone, LLP as to the legality of the securities being offered.

23.1	Consent of BDO Seidman, LLP.

23.3	Consent of Meltzer, Lippe, Goldstein & Breitstone, LLP.